Exhibit 1

Media Release

5 November 2008

Westpac Statement regarding Allco Finance Group

Following the appointment of voluntary administrators and receivers to Allco Finance Group Limited (Allco), Westpac today confirmed it has exposure to Allco totalling approximately $200 million.

Westpac will review the implications of the appointment of the voluntary administrators to Allco and adjust existing provisions as required.

Ends.

For Further Information

David Lording	Jane Counsel
Westpac Media Relations	Westpac Media Relations
Ph: 02 8253 3510	Ph: 02 8253 3443
Ph: 0419 683 411	Ph: 0416 275 273